UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 23, 2012 (April 18, 2012)

Princeton National Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-20050	36-3210283
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

606 South Main Street Princeton, Illinois		61356
(Address of Principal Mr. Ogaard Offices)		(Zip Code)

Registrant’s telephone number, including area code(815) 875-4444

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 18, 2012 Princeton National Bancorp, Inc. (the “Registrant”) received written notice (the “Notice”) from the Listing Qualifications Staff (the “Staff”) of the NASDAQ Stock Market that the Registrant is no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the NASDAQ Global Market. NASDAQ Global Market Listing Rule 5450(b)(1)(A) requires registrants to maintain a minimum of $10,000,000 in stockholders equity. As disclosed in the Registrant’s fiscal year 2011 annual report on Form 10-K, filed on April 12, 2012, the Registrant’s stockholders’ equity as of December 31, 2012 did not meet this requirement.

The Notice does not result in the immediate delisting of the Registrant’s common stock from the NASDAQ Global Market. Rather, in accordance with NASDAQ Listing Rules, the Registrant has 45 calendar days from the date of the Notice to submit to the Staff a plan to regain compliance with this continued listing requirement. If the Registrant submits a plan, the Staff will decide whether to accept such plan, considering criteria such as the likelihood that the plan will result in compliance, the Registrant’s past compliance history, the reasons for the Registrant’s current non-compliance, other corporate events that may occur within the review period, the Registrant’s overall financial condition, and the Registrant’s public disclosures. If the plan is accepted, the Staff may grant an extension of up to 180 calendar days from the date of the Notice for the Registrant to provide evidence of compliance.

If the Staff does not accept the Registrant’s plan, or the Registrant elects not to submit a plan, the Registrant may apply to transfer the listing of its common stock to the NASDAQ Capital Market if it satisfies all of the criteria for initial listing on the NASDAQ Capital Market. If the Registrant does not transfer its common stock to the NASDAQ Capital Market, the Staff will notify the Registrant that its common stock is subject to delisting. At that time, the Registrant may appeal the Staff’s delisting determination to a NASDAQ Hearings Panel.

The Registrant is reviewing its options to regain compliance with the NASDAQ Listing Rules, but no decisions have been made at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRINCETON NATIONAL BANCORP, INC. (Registrant)

By:	/s/ Thomas D. Ogaard
Thomas D. Ogaard, President and CEO

Dated: April 23, 2012

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